ASSET PURCHASE AGREEMENT

     This Purchase Agreement (the "Agreement"), dated as of October 31, 1996, made and entered into by and between Zimco, Inc. ("Seller"), a Missouri corporation, and Emmis Broadcasting Corporation ("Buyer"), an Indiana corporation.

                         R E C I T A L S:

     1. Seller is the licensee of Radio Stations WKBQ(AM), St. Louis, Missouri , WKKX(FM), Granite City, Illinois and WKBQ-FM, Jerseyville, Illinois (the "Stations"), and holds the licenses and other authorizations issued by the Federal Communications Commission (the "FCC") for the operation of the Stations. Seller also owns or leases all tangible and intangible assets used or useful in the business and operations of the Stations.
     2. Buyer desires to acquire all of the assets of Seller used or useful in the operation of the Stations, and Seller is willing to convey such assets to Buyer, subject to the terms and conditions set forth in this Agreement.
     3. The purchase and sale contemplated herein is subject to prior approval by the FCC.
     NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, Seller and Buyer hereby agree as follows:

                             ARTICLE I
                            TERMINOLOGY

     1.1  Act.  The Communications Act of 1934, as amended.
     1.2 Assignment Application. Such application and other documents as may be necessary or advisable to obtain the FCC Order.
     1.3 Closing. The closing with respect to the transactions contemplated by this Agreement.
     1.4 Closing Date. The date on which the transactions contemplated by this Agreement shall be consummated as provided in Section 11.1.
     1.5 Documents. This Agreement and all Exhibits and Schedules hereto, and each other agreement, certificate, or instrument delivered pursuant to or in connection with this Agreement, including amendments thereto that are expressly permitted under, or agreed upon by the parties pursuant to, the terms of this Agreement.
     1.6  FCC.  Federal Communications Commission.
     1.7 FCC Authorizations. The licenses and authorizations of the FCC for the operation of the Stations as listed in Schedule 3.3.

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    1.8  FCC Order.  An order or decision of the FCC granting its consent to the assignment of the FCC Authorizations to Buyer.
     1.9 FCC Renewal Orders. Orders or decisions of the FCC granting renewal for a full term the FCC Authorizations of each Station.
     1.10 Final Action. An action of the FCC as applicable that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.
     1.11 Lien. Any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property including any written or oral agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.
     1.12 Permitted Lien. Any statutory lien which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of the Stations' business; any easement, right-of-way or similar imperfection in the Stations' title to their assets or properties that, as reasonably perceived by Buyer individually and in the aggregate, are not material in character or amount and do not and are not reasonably expected to materially impair the value or materially interfere with the use of any asset or property of the Stations material to the operation of their business as it has been and is now conducted; liens in favor of Seller's lenders which shall be removed at or prior to the Closing and any other claims which will be removed at or prior to the Closing, in each case solely at Seller's expense.
     1.13 Stations. Radio Stations WKBQ(AM), St. Louis, Missouri, WKKX(FM), Granite City, Illinois and WKBQ-FM, Jerseyville, Illinois.
     1.14 Station Agreements. The agreements, leases, commitments, contracts, and other items described in Schedule 2.1.3.
     1.15 TBA. The Time Brokerage Agreement which Seller and Buyer will enter into simultaneously with this Agreement.

                            ARTICLE II
                    PURCHASE AND SALE OF ASSETS

     2.1 Transfer of Assets. On the terms and conditions herein set forth, at Closing, Seller shall sell, assign, transfer, and convey to Buyer, and Buyer

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shall purchase and acquire from Seller, all the assets (except as hereinafter expressly excluded), now owned or hereafter acquired and used by Seller or useful in operating the Stations (the "Assets"), free and clear of all Liens (except Permitted Liens), including without limitation the following:
      2.1.1 Personal Property. Title or assignment of leases to all tangible personal property, whether owned or leased, of Seller used or useful in the operation of the Stations, including all broadcasting and office equipment, furniture, furnishings, equipment, machinery, installations and fixtures, including but not limited to, all replacements and additions thereto and deletions therefrom arising in the ordinary course of business between the date of this Agreement and the Closing Date, including, but not limited to, the property listed on Schedule 3.4 hereto.
      2.1.2 FCC Authorizations. All FCC Authorizations, permits and other authorizations necessary to operate the Stations and associated facilities, copies of which are attached hereto as Schedule 3.3 hereto.
      2.1.3 Station Agreements. All Station Agreements which are: (1) set forth on Schedule 2.1.3 hereto, or (2) consented to in writing by Buyer. Material Station Agreements shall be marked on Schedule 2.1.3 with an asterisk.
      2.1.4 FCC Reports/Files. Copies of all documents required by the FCC to be maintained by the Seller relating to the operation of the Stations, including but not limited to, the local public inspection files, and all books of account, logs, and records necessary or useful for the Buyer's operation of the Stations;
      2.1.5 Intangible Assets. Trademarks, trade names, service marks, copyrights, patents, registrations (and pending applications for registration) of any of the foregoing, slogans, emblems, the call signs "WKBQ," "WKKX" and "WKBQ-FM," logos, jingles, music formats, music libraries, programs and program production materials used by Seller or useful in Stations' operations, together with the goodwill associated therewith and other intangible property listed and described in Schedule 2.1.5 hereto (collectively, the "Intellectual Property").
      2.1.6 Leases. Any lease agreements or equipment lease agreements used or useful in the operation of the Stations as set forth in Schedule 2.1.3.
      2.1.7 Real Property. Three parcels of real property as described in Schedule 2.1.7 hereto.
 2.2 Excluded Assets. The following assets are expressly excluded from the Stations' assets to be purchased and sold:
      2.2.1       Cash on hand as of the Closing Date;
      2.2.2       Deposit accounts as of the Closing Date;
      2.2.3       Accounts receivable;

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      2.2.4       Contracts, agreements and leases other than those specified in Section 2.1.3;
      2.2.5 All of Seller's corporate books and records related to internal corporate matters and financial relationship's with Seller's lenders; and
      2.2.6 Any other asset of Seller not located at either the studios/offices or transmitter sites of the Stations or otherwise defined herein as an Asset unless such asset is principally used by Seller or is principally useful in the operation of the Stations.
 2.3 No Assumption of Liabilities. Buyer shall assume no liabilities or obligations of Seller, including, without limitation, accounts payable, debts, liabilities, and other obligations, whether pursuant to a contract or otherwise, except (i) liabilities and obligations under the Station Agreements that arise during and are attributable to any period on or after the Closing Date and
(ii) liabilities of Seller for which Buyer receives a credit against the Purchase Price pursuant to Section 2.4.4, but in no event in excess of the amount of such credit (collectively, the "Assumed Obligations"). Without limiting the generality of the foregoing, Buyer shall be under no obligation to hire any employees of Seller or to assume any liability whatsoever for any employment contract, collective bargaining agreement, pension plan, profit sharing plan or any other employee benefits, programs or plans heretofore created by and/or existing with Seller except for that part of the Assumed Obligations arising under (i) the Artist Employment Agreement between Seller and Terrence Trawick and Isaiah Wilhelm dated as of July 1, 1995, as modified by an addendum dated as of August 2, 1996, and (ii) the Radio Network Agreement between Seller and Superadio Limited Partnership dated May 1996.
 2.4 Purchase Price and Terms of Payment. The purchase price ("Purchase Price") to be paid by Buyer to Seller shall be Forty-Two Million Five Hundred Thousand Dollars ($42,500,000.00), subject to adjustment as provided for in
Section 2.4.4 below, to be paid as follows:
      2.4.1 Escrow Deposit. Simultaneously with the execution of this Agreement, Buyer shall deposit Six Million Dollars ($6,000,000) (the "Deposit") with Boatmen's Trust Company ("Escrow Agent") to be held by Escrow Agent in accordance with the terms of the Escrow Agreement attached hereto as Exhibit 1 (the "Escrow Agreement"). Said Deposit shall be paid to Seller on the Closing Date and shall be credited against the Purchase Price. Accrued interest thereon shall be paid to Buyer at that time. Payment of the Deposit shall be made by wire transfer of immediately available funds. If Closing does not take place, the parties shall cooperate in arranging for the Deposit to be disbursed as provided in this Agreement and/or the Escrow Agreement.

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      2.4.2       Cash Payment at Closing.  Buyer shall pay to Seller at Closing the balance of the Purchase Price: Thirty-Six Million, Five Hundred Thousand Dollars ($36,500,000.00), subject to adjustment as provided for in Section 2.4.4 below. Payment shall be made by wire transfer of immediately available funds.
      2.4.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as mutually agreed to by Buyer and Seller. Said allocation schedule shall be prepared pursuant to Section 1060 of the Internal Revenue Code.
      2.4.4 Proration of Expenses. Subject to the TBA and except as otherwise provided in this Agreement, the following items shall be pro-rated as of midnight of the day before the Closing Date and paid, as between Seller, on the one hand, and Buyer, on the other hand, at the Closing (to the extent possible) in the manner provided for herein below:
           2.4.4.1 All pre-paid expenses and deposits, and all expenses for which liability has accrued but whose payment is not yet due as of the Closing Date, including but not limited to (i) such expenses in connection with the Station Agreements, (ii) rents and deposits, (iii) utility deposits and charges, including electricity, water and sewer charges, (iv) business and license fees, including any retroactive adjustments thereof, (v) property and equipment rentals, (vi) applicable copyright or other fees, (vii) sales and service charges, (viii) real and personal property taxes in connection with the Assets, (ix) operating expenses, and (x) similar prepaid and deferred items and all revenues arising from the operation of the Stations, and all wages and salaries, vacation pay, sick leave and other leave allowances, awards, bonuses, commissions, and other forms of employment compensation and benefits that have accrued in favor of (but that as of midnight on the day before the Closing Date shall not yet have been paid or otherwise provided to), the employees of the Stations who may become employees of Buyer after the Closing, shall be pro-rated and adjusted between Buyer and Seller in accordance with the principle that except as otherwise provided in this Agreement or the TBA, Seller shall receive all revenues, and shall be responsible for all expenses, costs, and liabilities allocable to the conduct of the business or operations of the Stations up to midnight on the day before the Closing Date. Any credit to Seller for a pre-paid expense shall not exceed an amount commensurate with the value to Buyer of the pre-paid expense. All prorations shall be made in accordance with generally accepted accounting principles. Notwithstanding the foregoing, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any contract other than the Station Agreements in
Schedule 2.1.3 hereto, or any other obligation or liability not being assumed by Buyer, including, but not limited to, any liability or obligation of Seller

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
under any employee benefit plan, policy (including, but not limited to, severance benefits) or arrangement applicable to any of its employees.
           2.4.4.2 At the conclusion of ninety (90) days from and after the Closing Date, a final adjustment of the items to be pro-rated between Buyer and Seller pursuant to Section 2.4.4.1 hereof shall be made.

                            ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF SELLER

 Seller hereby represents and warrants to Buyer as follows:
 3.1 Organization and Good Standing; Ownership. Seller is a corporation validly organized, existing and in good standing under the laws of the State of Missouri. Seller is duly qualified to do business under the laws of the State of Missouri. Seller has all requisite power and authority to own, operate and lease the Assets and carry on the business of the Stations as they are now being conducted. Seller has paid (or shall pay when due) all franchise and similar fees imposed by the State of Missouri. Seller further agrees to furnish at Closing a certificate of good standing for the State of Missouri.
 3.2  Authorization and Binding Effect of Documents.  Seller has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Documents and to consummate the transactions contemplated hereby. By the Closing, appropriate corporate actions approving this Agreement and Seller's obligations hereunder shall have been taken. This Agreement and each of the other Documents executed or to be executed by Seller have been, or at or prior to the Closing will be, duly executed and delivered by Seller. The execution, delivery and performance of the terms of this Agreement will not conflict with or result in the breach of or constitute a violation of or default under, any of the terms, conditions or provisions of Seller's articles of incorporation, by-laws, or any license, judgment, order, decree, law, regulation, rule or ruling of any court, arbitration or governmental authority to which Seller is subject, or conflict with, result in the breach of, or constitute a default under, any other agreement, lease, contract or other commitment to which Seller, its principals or any of the Assets are subject and will not result in the creation of any Lien on any of
the Assets to be conveyed.   Subject to obtaining the FCC Order and any
consents to assignment of the Station Agreements, the execution, delivery and performance of this Agreement by Seller does not require the consent of any governmental authority or other third party. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium and other laws of general applicability relating to or affecting the enforcement of creditors' rights.

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
 3.3  FCC Authorizations.
      3.3.1 Seller is the legal holder of the FCC Authorizations listed on Schedule 3.3. There is not now pending, or to the knowledge of the Seller threatened, any action by the FCC to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the FCC Authorizations, or any investigation, Order to Show Cause, Notice of Violation or of Apparent
Liability or of Forfeiture, or material complaint against the Stations or Seller. All material reports, forms and statements required to be filed by Seller with the FCC with respect to the Stations have been filed and are complete and accurate in all material respects. The Stations are operating in accordance with their respective FCC Authorizations, and in material compliance with the Act and the rules and regulations of the FCC. Renewal applications for each of the Stations are currently pending before the FCC. Such applications were timely filed. Seller knows of no reason why such applications will not be granted in the ordinary course. Complete and accurate copies of all FCC Authorizations have been delivered to Buyer by Seller.
      3.3.2       The FCC Authorizations:
           3.3.2.1 are in full force and effect, unimpaired by any act or omission of Seller, or its agents, and constitute all of the permits and Authorizations required by the Act, the rules and regulations thereunder or the FCC for, or used in, the operation of the Stations as now operated;
           3.3.2.2 constitute all the Authorizations, including amendments and modifications thereto, issued by the FCC to Seller for or in connection with the operation of the Stations; and
           3.3.2.3 none of the FCC Authorizations is subject to any restriction or condition which would limit in any respect the full operation of the Stations as now conducted.
 3.4  Tangible Personal Property.
      3.4.1 Schedule 3.4 lists all tangible personal property (other than office supplies and other incidental items) used or useful in the conduct of the business and operations of the Stations (the "Tangible Personal Property").
      3.4.2 Seller has good and marketable title to all of the Tangible Personal Property (except for the items indicated on Schedule 3.4 as leased or licensed by Seller), free and clear of all Liens except Permitted Liens.
      3.4.3 Except as set forth on Schedule 3.4, the equipment included in Tangible Personal Property of Seller is serviceable and in a good state of repair and operating condition (ordinary wear and tear excepted), is adequate and suitable in accordance with general industry practice for its current and intended use, complies in all material respects with all applicable rules and regulations of the FCC, the Act, and all other applicable laws, rules,

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regulations and ordinances,  is not in need of material repair or replacement and is available for immediate use in the conduct of the business or operation of the Stations.
 3.5 Litigation. Except as described in Schedule 3.5 and except for any investigations and rule-making proceedings affecting the broadcasting industry generally, there are no actions, judgments (issued or outstanding), suits, claims, investigations or administrative, arbitration or other proceedings pending or, to the knowledge of Seller, threatened against Seller, its principals or the Stations before or by any court, arbitration tribunal or governmental department or agency of any kind, domestic or foreign that would give any third party the right to enjoin the transactions contemplated by this Agreement, or that could adversely affect Seller's ability to consummate the transactions contemplated hereunder or that could adversely affect Buyer as the owner of any of the Stations. Seller does not know of any basis for such claim, litigation, proceeding or investigation. Should any such litigation or other proceeding commence or be threatened after the date of this Agreement, Seller shall promptly, and in no event later than five (5) days after becoming aware of it, notify Buyer and use its best efforts to accomplish the prompt removal or dismissal thereof.
 3.6 Broker's or Finder's Fees. No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Seller in connection with the transactions contemplated by this Agreement.
 3.7 Disclosure. No representation, warranty or other statement by Seller in this Agreement or any other Document furnished by Seller or on its behalf contains, or will contain, any untrue statement of a material fact, or omits to state a material fact necessary to make any representation, warranty or statement contained herein or therein not misleading and to provide Buyer with complete and accurate information as to Stations and their affairs.
 3.8 Adequacy of Assets. Except as disclosed in this Agreement, including the Schedules, the Seller owns, leases or holds all property, including the FCC Authorizations, real property, tangible personal property, intellectual property and Station Agreements, necessary for the operation of the businesses of the Stations as they have been and are now conducted.
 3.9 Absence of Conflicts. Seller's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents, and the consummation by Seller of the transactions contemplated hereby will not cause or result in the alteration or modification to the detriment of Buyer of the terms, conditions or provisions of any contract, lease agreement or other instrument to which Seller is a party or any of the Assets hereunder are subject.

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 3.10 Discharge of Liens.  As of the Closing Date, Seller will have paid and discharged all taxes, assessments, excises, liens, levies and judgments for which it is obligated and which are then due and payable and Seller shall promptly pay and discharge, as and when any of them become due and payable after Closing, all taxes, assessments, excises, liens, levies and judgments for which it is obligated or which are a Lien on any of the Assets immediately prior to the Closing.
 3.11 Insurance. Seller currently has, and through the Closing Date will maintain, insurance on the Assets in an amount sufficient to cover the value of said Assets and will use the proceeds of any claims for loss to repair, replace or restore any damaged property. All such policies are outstanding and full in force and effect.
 3.12 Real Property.  Schedule 2.1.7 is a complete and correct list of all real estate owned by the Seller and used in the operation of the Stations (the "Real Property"). Seller has good and marketable fee simple title, insurable at standard ALTA rates (with exceptions as are usual and customary for ALTA title insurance in Missouri or Illinois, as applicable), in and to the Real Property, free and clear of all liens (except the Permitted Liens), charges, security interests, claims, obligations and encumbrances whatsoever except for insurable restrictions and easements of record as of the date hereof, which are listed and
described in Schedule 2.1.7.   The Real Property is free and clear of all
conditions, equities, reservations, restrictions, encroachments, adverse uses, easements, servitudes or limitations except as listed and described in Schedule 2.1.7, none of which shall interfere with Buyer's intended use of the Real Property for the Stations' operations and all of which shall be eligible for an ALTA owner's title policy. Seller's improvements upon and the use of the Real Property conform in all material respects to all restrictions, restrictive covenants, building codes, fire regulations, building restrictions, and federal, state and local laws, regulations and ordinances. The Real Property is zoned for the various purposes for which it is currently being used by Seller and there are no outstanding variances or special use permits affecting the Real Property or the current uses thereof. Seller's improvements on the Real Property are in good working condition and repair. There is no pending, or to the best of Seller's knowledge, threatened or contemplated action to take by eminent domain or otherwise to condemn any of the Real Property.
 3.13 Compliance with Ordinances and Laws. The Seller warrants and represents that the Real Property, and any use, structure or structures thereon, is not, and as of the Closing Date will not be in violation in any material respect of any zoning or environmental regulations, ordinances, orders, laws or requirements of any federal, state or local governmental authority (including, without limitation, the Toxic Substances Control Act or the Comprehensive

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Environmental Response, Compensation and Liability Act).  Seller's operation of the Stations complies in all material respects with all other federal, state and local laws, statutes, ordinances, rules, regulations and orders of any governmental authority.
 3.14 Other Matters Related to Real Property.  Except as set forth in
Schedule 2.1.7, there are no leases or rental agreements regarding the occupancy or use of the Real Property. With respect to those transmitting facilities of the Stations located on the Real Property, all towers, guy lines, anchors, ground systems and all other structures are located entirely within the confines of the Real Property. The Real Property is freely accessible directly from public streets, or, if not, any use of adjoining private land to access the same is done in accordance with valid easements of record. Any such easements are now, and on the Closing Date will be, in full force and effect and assignable to Buyer. 3.15 Environmental Representations. Except as set forth in Schedule 3.15: (a) to the best of Seller's knowledge, none of the Real Property has ever been used by Seller by previous owners and/or operators, to treat, produce, handle, transfer, process, transport, dispose or otherwise release petroleum products, a "hazardous substance," "hazardous waste," "pollutant" or "contaminant" (as such terms are defined in any applicable federal, state, or local laws, ordinances, rules and regulations, and including any and all other terms which are or may be used in any applicable environmental laws to define prohibited or regulated substances (collectively "Toxic Substances")), other than in compliance with all applicable laws, ordinances, rules and regulations of all federal, state or local governmental authorities. To the best of Seller's knowledge no Toxic Substances are present on or below the surface of the Real Property. Seller has not used any of the Real Property for the purpose of treating, producing, storing, handling, transferring, processing, transporting, disposing, using or releasing a Toxic Substance other than in compliance with applicable laws, statutes and any regulations promulgated thereunder; (b) Seller has no knowledge of any notification having been filed with regard to a release of any Toxic Substances on or into the Real Property occupied by the Stations or on which facilities owned, leased or otherwise used by Seller in the operation of the Stations are located; (c) Seller has no knowledge of any pollution or danger of pollution resulting from a condition which exists on any Real Property occupied by Stations or on which facilities owned, leased or otherwise used by Seller in the operation of the Stations are located that would require notification, clean-up or response action under any federal, state or local statute or regulations; (d) neither Seller nor any present or former owner or operator of the Real Property occupied by Stations or on which facilities owned, leased or otherwise used by Seller in the operation of the Stations are located has been identified as a potentially responsible party for

                                -10-
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clean up liability with regard to the emission, discharge or release of any hazardous substance or for any other matter arising under law in any litigation, administrative proceeding, finding, order, citation, notice, investigation or complaint, nor has Seller been threatened with such; (e) Seller has no knowledge of any: (1) generation, treatment, recycling, storage or disposal of any hazardous waste, (2) underground storage tank, surface impoundment, lagoon or other containment facility (past or present) for the temporary or permanent storage, treatment or disposal of hazardous substance, (3) landfill or solid waste disposal area, (4) asbestos-containing materials, (5) "friable" asbestos (as defined in the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and the regulations promulgated thereunder), (6) electrical transformers, fluorescent light fixtures with ballasts or other equipment containing polychlorinated biphenyls (PCBs) in or at any Real Property occupied by the Stations or on which facilities owned, leased or otherwise used by Seller in the operation of the Stations are located. Seller is in compliance in all material respects with all applicable federal state and local regulations concerning any USTs that are located on the Real Property owned or occupied by the Stations, or on which facilities owned, leased or otherwise used by the Stations are located. To the best of its knowledge, Seller has not committed violations of any environmental law, statute, ordinance or regulation, and no other circumstances exist that have subjected Seller, or could reasonably be expected to subject Buyer as the owner of the Real Property, to any material fine, penalty or other liability for environmental pollution, contamination or remediation, including without limitation, liability to pay or contribute toward the cleanup or removal of any toxic substances. Seller has delivered to Buyer copies of any previously issued environmental audit report or similar document pertaining to any of the Real Property or the Leased Real Property (as herein defined).
 3.16 Contracts. Schedule 2.1.3 is a true and complete list of all Station Agreements to be assigned to and assumed by Buyer as and to the extent provided in Section 2.3. Schedule 2.1.3 indicates for each Station Agreement whether a consent thereunder is required for assignment of the Station Agreement. Seller is not in material default under any of these Station Agreements and Seller has no knowledge of the breach of any material provision of such Agreements.
Seller has not been granted, and has not granted, any material waiver or forbearance with respect to any of the Station Agreements. No event has occurred which, but for the passage of time or giving of notice, or both, would or might constitute a material default by Seller under such Station Agreements, and there is no outstanding notice of material default or termination under any
such Agreement.   Except for the consents required pursuant to the terms of the
Station Agreements, Seller has authority to assign its rights thereunder to Buyer on terms and conditions no less favorable to

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Buyer than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any of such Agreements. The Material Station Agreements as designated in Schedule 2.1.3, together with the contracts for the sale of time, include all those necessary to conduct, in all material respects, the business and operations of each Station as now conducted. Each of the Station Agreements is valid, binding and enforceable in accordance with its terms and is in full force and effect. Seller holds the right to enforce and receive the benefits under each of the Station Agreements free and clear of any Lien but subject to the terms and provisions of each Station Agreement. The Station Agreements listed on Schedule 2.1.3 include each studio and office lease, antenna lease and any other lease of any interest in real property used in the operation of any of the Stations.
 3.17 Insolvency. Seller is not now, and after giving effect to the transactions contemplated by this Agreement, Seller will not be insolvent as such term is defined in the Bankruptcy Code of 1978, as amended; after giving effect to the transactions contemplated by this Agreement, the property remaining with Seller shall not constitute an unreasonably small capital to conduct its current business or its business as proposed to be conducted after consummation of the transactions contemplated hereby; and Seller does not intend to incur, or believe that Seller will incur, concurrently with or after consummation of the transactions contemplated hereby, debts beyond Seller's ability to pay as such debts mature.
 3.18 Taxes and Reports. Seller has filed all federal, state and local tax returns and state franchise returns which are required to be filed by Seller, and has paid in full all taxes, interest, penalties, assessments and deficiencies owed by or which have been assessed or levied against Seller or any of its assets or properties (except any such obligations as are being contested in good faith). Any additional taxes, interest, penalties, assessments and deficiencies that shall become due and payable with respect to any tax return or tax obligation of Seller arising from the operation of the Stations prior to the Closing Date shall be the responsibility of Seller. All other material federal, state, county and local tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by the Seller in connection with the Stations' operations, real estate or payroll have been duly and timely filed. Seller has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it (except any such obligations being contested in good faith), and has paid all installments of estimated taxes due. All taxes, levies and other assessments which the Seller is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or held by the Seller for such payment.

 3.19 Personnel. Seller has delivered to Buyer as Schedule 3.19 a list of personnel showing the names of all persons currently on the payroll of the Stations, together with a statement of (a) the amount paid or payable to each such person for such services; (b) the severance and bonus arrangements for all employees; and (c) vacation and any other material compensation or employee benefits or policies in effect for such employees. Seller is in material compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. There are no claims or complaints pending or to Seller's best knowledge threatened against Seller before any court or governmental agency involving allegedly unlawful employment practices. Schedule 3.19 lists each employee benefit plan, policy or arrangement applicable to any employees of Seller, and Seller has provided Buyer a copy of each such employee benefit plan, policy or arrangement and a copy of any handbook, policy manual or similar written guidelines furnished to Seller's employees. To the best of Seller's knowledge, Seller has maintained each such employee benefit plan, policy or arrangement in substantial compliance with its terms and with the requirements prescribed by applicable law, rules and regulations. Seller shall timely discharge and perform, and Buyer shall not assume or otherwise be liable for, any liability or obligation under any such employee benefit plan, policy (including, but not limited to, severance benefits) or arrangement whether arising before, upon or after Closing, including, but not limited to, the responsibility and expense of complying with Section 4980B of the Internal Revenue Code of 1986, as amended, in connection with Seller's termination
of any of its employees prior to, on or after the Closing Date.
 3.20 Operation in Ordinary Course.   During the 12-month period ending on
the date hereof, Seller has operated each of the Stations in the ordinary course of business consistent with past practices.
 3.21 Business Conducted.  The business of Seller has been and is limited to the operation of the Stations and business activities directly related thereto.
 3.22 Intellectual Property.    Schedule 2.1.5 lists all Intellectual
Property applied for, owned, used or licensed (either as licensor or licensee) in connection with the operation of any of the Stations. Except as disclosed on
Schedule 2.1.5:
      3.22.1 Seller owns, free and clear of conflicting claims or restrictions and without infringement on the rights of others, all right and interest in, and right and authority to use in connection with the conduct of each of the Stations as presently conducted, all of the Intellectual Property listed on Schedule 2.1.5 and all such Intellectual Property is in full force and effect.

      3.22.2 There are no outstanding or, to the knowledge of Seller, threatened judicial or adversary proceedings with respect to any of the Intellectual Property listed on Schedule 2.1.5.
      3.22.3 No person or entity has been granted any license or other right or interest in or to any of the Intellectual Property listed on Schedule
2.1.5 or to the use thereof.
      3.22.4 Seller has no knowledge of any infringement or unlawful use of any of the Intellectual Property listed on Schedule 2.1.5.
      3.22.5 Seller has delivered to Buyer copies of all state and federal registrations, and pending applications for registration and other material documents, if any, establishing any of the rights and properties constituting a part of the Intellectual Property.
 3.23 HSR Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as provided on Schedule 3.23.

                            ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF BUYER

 Buyer represents and warrants to Seller as follows:
 4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Buyer has or as of the Closing Date shall have, authority to conduct business in the State of Missouri. Buyer has all requisite corporate power to acquire the FCC Authorizations and to become the licensee of the Stations. Buyer agrees to furnish at Closing a Certificate of Existence for the State of Indiana and authorization as a foreign corporation to do business in the State of Missouri.
 4.2 Authorization and Binding Effect of Documents. Buyer has, or as of the Closing Date will have, the power and authority to execute, deliver, and perform its obligations under this Agreement and each of the other Documents and to consummate the transactions contemplated hereby and thereby. By the Closing, all necessary corporate actions approving this Agreement and Buyer's obligations hereunder shall have been taken. This Agreement and each of the other Documents to be executed by Buyer have been, or at or prior to the Closing will be, duly executed and delivered by Buyer. The execution, delivery and performance of the terms of this Agreement will not conflict with or result in the breach of or constitute a violation of or default under any of the terms, conditions or provisions of Buyer's articles of incorporation, by-laws, or any license, judgement, order, decree, law, regulation, rule or ruling of any court, arbitration or governmental authority to which Buyer is subject, or result in the breach of, or constitute a default under, any other agreement, lease, contract or other commitment to which Buyer, its principals or any of its assets are subject.

Subject to obtaining the FCC Order, the execution, delivery and performance of this Agreement does not require the consent of any third party. This Agreement constitutes (and each of the other Documents, when executed and delivered by Buyer will constitute) legal and valid obligations of Buyer enforceable against Buyer in accordance with its terms.
 4.3 Absence of Conflicts. Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents and the consummation by Buyer of the transactions contemplated:
      4.3.1 Do not violate, or result in the creation of any claim, lien, charge or encumbrance on any of the assets or properties of Buyer under any provision of law, rule or regulation or under any order, judgment, injunction, decree or ruling applicable to Buyer in any manner which would have a material negative effect on the assets, business, operation or financial condition or on the operations of Buyer or on Buyer's ability lawfully to close the transactions contemplated hereby;
      4.3.2 Do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under, the articles of incorporation or bylaws of Buyer or any lease, agreement, commitment or other instrument which Buyer is a party to or bound by or by which any of its assets or properties may be bound, other than conflicts, breaches, terminations, defaults or accelerations which, individually or in the aggregate, do not and will not have a material adverse effect on the business, operations or financial condition of Buyer or on the ability of Buyer to perform its obligations hereunder or under any other Document.
 4.4 Governmental Consents and Consents of Third Parties. With the exception of the FCC, Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents and the consummation by Buyer of the transactions contemplated hereby and thereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or the consent of any person under any agreement, arrangement or commitment of any nature which Buyer is a party to or bound by, the failure of which to obtain would have a material adverse effect on the ability of Buyer to consummate the transactions or perform its obligations hereunder or under any other Document.
 4.5  Qualifications.
      4.5.1 Buyer has no knowledge of any facts concerning Buyer or any person with an attributable interest in Buyer (as such term is defined under decisions, rules and regulations of the FCC) which would, under present law (including the Act) and present rules, regulations and practices of the FCC:
           4.5.1.1 disqualify Buyer from owning and operating the Stations; or
           4.5.1.2 raise a substantial and material question of fact (within the meaning of Section 309(a) of the Act) respecting Buyer's qualifications.

Buyer will not take, or fail to take, any action it knows or has reason to know would cause such disqualification or raise such question of fact. Should Buyer become aware of any such facts, it will promptly notify Seller in writing thereof and use its best efforts to prevent such disqualification. Buyer further represents and warrants that it is financially qualified to meet all terms, conditions and obligations arising or contemplated under this Agreement.
 4.6  Broker's or Finder's Fees.  No agent, broker, investment banker, or other person or firm acting on behalf of Buyer or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the transactions contemplated by this Agreement.
 4.7 Litigation. There are no legal, administrative, arbitration or other proceedings, judgments (issued or outstanding), suits, claims, or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer before any court, arbitration tribunal or governmental department or agency that would give any third party the right to enjoin the transactions contemplated by this Agreement or that could adversely affect Buyer's ability to consummate the
transactions contemplated hereunder.   Buyer does not know of any basis for such
claim, litigation, proceeding, or investigation. Should any such litigation commence after the date of this Agreement and before the Closing, Buyer shall promptly, and in no event later than five (5) days after becoming aware of it, notify Seller, and use its best efforts to accomplish the prompt removal or dismissal thereof.
 4.8 Disclosure. No representation, warranty or other statement by Buyer in this Agreement or any other Document furnished by Buyer or on its behalf contains, or will contain, any untrue statement of a material fact, or omits to state a material fact necessary to make any representation, warranty or statement contained herein or therein not misleading.

                             ARTICLE V
                             COVENANTS

 5.1 Affirmative Covenants of Seller. Between the date hereof and the Closing Date, except as contemplated by this Agreement, Seller shall:
      5.1.1 Continued Operation of Stations. Subject to the terms of the TBA, continue to operate the Stations in the ordinary course consistent with past practices and in conformity with the FCC Licenses, the Act, the rules and regulations of the FCC, and all other applicable laws, ordinances, regulations, rules and orders. If Seller receives any finding, order, complaint, citation or notice prior to Closing which asserts that any aspect of the Stations' operations violates any rule, regulation or order of the FCC or any other governmental authority (an "Administrative Violation"), including without limitation, any rule, regulation or order concerning equal employment opportunity, Seller shall promptly notify Buyer of any Administrative Violation, take action promptly to remove or correct any Administrative Violation, and be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed.
      5.1.2 Reasonable Access. Subject to the terms of the TBA, provide Buyer and representatives of Buyer with reasonable access, during normal business hours on reasonable advance notice, to the properties, contracts, books, files, logs, records and affairs of the Stations, and furnish such additional information concerning the Stations as Buyer may from time to time reasonably request.
      5.1.3 Consent to Assignment. Use its best efforts to procure and accomplish the consent of any third parties necessary for the assignment to Buyer of all Material Station Agreements.
      5.1.4 Maintain Assets. Maintain all of the Assets in their present operating condition, repair and order, reasonable wear and tear in ordinary usage excepted, and maintain the inventories of spare parts and tubes for the technical operating equipment of the Stations at the levels normally maintained for the Stations.
      5.1.5 Timely Payments. Subject to the terms of the TBA, timely make or provide all payments, services, or other considerations due under the Station Agreements (including all contracts, agreements and leases to be assigned to Buyer hereunder) so that all payments required to be made as of 12:01 a.m. on the Closing Date will have been paid.
      5.1.6 Maintain Licenses. Use its best efforts to maintain in full force and effect, or renew when required, the FCC Authorizations and any other licenses, permits and authorizations relating to the Stations.
 5.2 Negative Covenants of Seller. Between the date hereof and the Closing Date, except as contemplated by this Agreement, Seller will not, without the prior written consent of Buyer which will not unreasonably be withheld:

      5.2.1 Mortgages. Create, assume or permit to exist any new mortgage or pledge, or subject to lien or encumbrance, any of the Assets, whether now owned or hereafter acquired, unless discharged of record prior to or at Closing.
      5.2.2 Transfers. Sell, assign, lease or otherwise transfer or dispose of any of the Assets, whether now owned or hereafter acquired, except for disposal and consumption of supplies and inventories in the ordinary course and retirements in the normal and usual course of business of items no longer required for use in connection with the Stations' operations, or in connection with the acquisition of similar property or assets of equal or greater value, with the cost of any such replacement property to be Seller's responsibility.
      5.2.3       Call Letters.  Change the call letters of any of the Stations.
      5.2.4 Collective Bargaining. Voluntarily enter into any collective bargaining agreement covering employees of the Stations and not voluntarily enter into any such collective bargaining agreement that contains a provision requiring assignment to and assumption of the agreement by a purchaser of the Stations.
      5.2.5 Inconsistent Action. Take any action inconsistent with its warranties, representations or obligations hereunder or which could jeopardize or delay consummation of the transactions contemplated hereunder.
      5.2.6 Contractual Obligations. Do, or omit to do, any act which will cause a material breach of, or material default under, or termination of, any Material Station Agreement.
 5.3  Negative Covenant of Buyer.  Between the date hereof and the Closing
Date, Buyer shall not take any action inconsistent with its representations, warranties and other obligations hereunder or which could jeopardize or delay the consummation of the transactions contemplated hereunder.
 5.4  Certified Resolutions.
      5.4.1 Within five (5) business days after the date hereof, Seller shall furnish Buyer with certified resolutions of the Board of Directors and shareholders of Seller evidencing the authorization and approval of Seller's execution and delivery of and performance under this Agreement.
      5.4.2 Within five (5) business days after the date hereof, Buyer shall furnish Seller with certified resolutions of the Board of Directors of Buyer evidencing the authorization and approval of Buyer's execution and delivery of and performance under this Agreement.
 5.5  Audited Financial Statements.   Seller agrees that Buyer shall be
entitled at its expense to cause audited and unaudited financial statements of the Stations to be prepared for such periods and filed as required by the rules and regulations of the Securities and Exchange Commission applicable to Buyer as a registrant or publicly reporting company. Seller agrees to cooperate with Buyer and the auditing accountants as reasonably requested by Buyer in connection with the preparation and filing of such financial statements, including providing a customary management representation letter in the form prescribed by generally accepted auditing standards.
 5.6  No Solicitation.   From the date hereof until the earlier of Closing
or termination of this Agreement, neither Seller nor any affiliate of Seller shall directly or indirectly (i) solicit, initiate or encourage submission of any proposal or offer from any person relating to any acquisition or purchase of any interest in Seller or any material assets of any of the Stations or any merger, consolidation or business combination with Seller (each an "Acquisition Proposal"), or (ii) participate in any discussions or negotiations regarding, furnish to any person any information with respect to, or otherwise assist, facilitate, encourage or participate in or cooperate with, any effort or attempt by any person to make or effect an Acquisition Proposal. Seller shall promptly notify Buyer in writing if an Acquisition Proposal is made in writing after the date of this Agreement.

                            ARTICLE VI
                            FCC CONSENT

 6.1  FCC Approvals.
      6.1.1 FCC Consent. Seller and Buyer shall jointly file the Assignment Application with the FCC within seven (7) days of the execution of this Agreement. Seller and Buyer shall take all steps necessary to prosecute such filing with diligence and shall diligently oppose any objections to, appeals from or petitions to reconsider the FCC Order, to the end that the FCC Order shall become a Final Action as soon as practicable. Seller shall not take, nor permit any shareholder, officer or director of Seller to take, and Buyer shall not take, nor permit any officer or director of Buyer to take, any action that such party knows or has reason to know would materially and adversely affect or materially delay issuance of the FCC Order, or materially and adversely affect or materially delay the FCC Order from becoming a Final Action. Should Buyer or Seller become aware of any facts not disclosed which could reasonably be expected to materially and adversely affect or materially delay issuance of the FCC Order, or prevent or materially delay the FCC Order from becoming a Final Action, such party shall promptly notify the other party thereof in writing. Buyer shall be solely responsible for any filing fee required by the FCC for the Assignment Application, but the parties shall otherwise each bear their own expenses in connection with the Assignment Application.
      6.1.2       FCC Renewal Orders.   Seller shall take all commercially
reasonable steps necessary to prosecute the applications for the FCC Renewal Orders with diligence and shall diligently oppose any objections to, appeals from or petitions to reconsider the grant of such applications.

 6.2 Time for FCC Approvals. In the event that the FCC Order and the FCC Renewal Orders have not been issued and, unless waived by Buyer, become Final Actions (it being understood that such orders becoming Final Actions shall not be a condition precedent to Seller's obligation to close hereunder) on or before November 15, 1997, either Buyer or Seller within ten (10) days thereafter may terminate this Agreement upon written notice to the other party; provided, however, no party shall be entitled to terminate this Agreement while such party is in material breach hereunder.

                            ARTICLE VII
                          OTHER COVENANTS

 7.1  Access Prior to the Closing Date.  Prior to the Closing Date, subject to the limitations contained in this Article, Buyer and its representatives may make such investigation of the assets and business of Seller as it may desire. Seller shall give to Buyer, its counsel, accountants and other representatives reasonable access during normal business hours through the period prior to the Closing to personnel and all of the assets, books, agreements, records and files of or pertaining to Seller and the Stations provided that:
      7.1.1 Buyer shall give Seller reasonable advance notice of the date on which Buyer or any such other person or entity desires such access;
      7.1.2 each visitor (other than an officer of Buyer) shall, if requested by Seller, be accompanied by an officer or other representative of Buyer approved by Seller, which approval shall not be unreasonably withheld;
and
      7.1.3 the investigations at the Stations shall be reasonable in number and frequency. Seller shall also furnish to Buyer during such period all documents and copies of documents and information concerning the business and affairs of the Stations as Buyer may reasonably request.
 7.2  Good Faith; Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable efforts to take all action and to do all things necessary, proper or advisable in good faith to satisfy any condition to the parties' obligations hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.
 7.3  Rescission Agreement.   In the event Closing occurs before the FCC
Order and the FCC Renewal Orders each shall have become a Final Action, Seller and Buyer on the Closing Date shall enter into the Rescission Agreement attached hereto as Exhibit 2  (the "Rescission Agreement").
 7.4  Bulk Sales Act Compliance.   Subject to Seller's obligation to
indemnify Buyer for its noncompliance with the Bulk Sales Act, the parties understand that Seller's failure to comply with the Bulk Sales Act shall not constitute a breach or default of this Agreement.
 7.5  Employees.
      7.5.1 Buyer's Hiring of Station Employees. After the date hereof, Buyer shall be entitled to approach employees of Seller who perform services principally for any or more of the Stations (each, a "Station Employee") and make arrangements with the Station Employees to become employees of Buyer, and Seller agrees to assist Buyer in hiring the Station Employees. Buyer shall not, however, be obligated to continue employment of any such Station Employee hired by Buyer, except in accordance with the terms and provisions of any written employment agreement included as part of the Assumed Obligations assumed by Buyer from and after the Closing Date. In the event the TBA is terminated prior to the Closing Date, Seller shall be entitled to rehire all of the Station Employees hired by Buyer, and Buyer agrees to assist Seller in rehiring such Station Employees.
      7.5.2 Seller's Severance Policy. Seller shall pay severance pay, in accordance with Seller's severance policy in effect as of the date hereof, to each Station Employee who is hired and then terminated by Buyer within ninety
(90) days after the date hereof.
      7.5.3. Credit Under Buyer's Severance Policy. Buyer shall provide to each Station Employee who remains employed by Buyer as of the date ninety
(90) days after the date hereof, a credit under Buyer's severance policy of one
(1) year for each two (2) full years of service with Seller, provided that such credit shall not apply in connection with Buyer's termination of any Station Employee upon termination of the TBA prior to the Closing Date.
 7.6 Steve and D.C. Program. The rights of Seller and Affiliates of Seller to broadcast the Steve and D.C. Program after the Closing Date shall be governed by the terms and provisions set forth on Schedule 7.6. As used in this Agreement and in such Schedule, the term "Affiliate" shall mean with respect to any person or entity, any other person or entity which controls, is controlled by or is under common control with the person or entity.

                           ARTICLE VIII
                     TIME BROKERAGE AGREEMENT

 8.1 Time Brokerage Agreement. Simultaneously with the execution of this Agreement, Buyer and Seller shall enter into the TBA pursuant to which Buyer will provide programming for broadcast on the Stations pending the FCC Order and the Closing contemplated hereunder. Other than as permitted under the TBA, between the date of this Agreement and the Closing Date, Buyer, its employees and its agents shall not be involved in the operation of the Stations, and such operation shall be the sole responsibility, and in the complete discretion, of Seller.

                            ARTICLE IX
                    CONDITIONS PRECEDENT TO THE
                   OBLIGATION OF BUYER TO CLOSE

 Buyer's obligation to close the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:
 9.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement or in any other Document shall be complete and correct in all material respects at the Closing Date with the same effect as though made at such time, except for changes permitted under this Agreement.
 9.2 Performance of Agreement. Seller shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement to be performed or complied with by it prior to or upon the Closing Date.
 9.3  FCC and Other Consents.
      9.3.1 The FCC Order and the FCC Renewal Orders shall have been issued by the FCC. (This condition may not be waived.)
      9.3.2 The FCC Order and the FCC Renewal Orders each shall have become a Final Action without any condition materially adverse to Buyer.
      9.3.3 Conditions which the FCC Order, the FCC Renewal Orders or any order, ruling or decree of any judicial or administrative body relating thereto or in connection therewith specifies and requires to be satisfied prior to assignment of the Stations to Buyer shall have been satisfied.
      9.3.4 Other Governmental Consents. All other authorizations, consents, approvals and clearances of all federal, state and local governmental agencies required to permit the consummation by Buyer of the transactions contemplated by this Agreement shall have been obtained; all statutory and regulatory requirements for such consummation shall have been fulfilled; and no such authorizations, consents, approvals or clearances shall contain any conditions that individually or in the aggregate would have a material adverse effect on the Stations or Buyer's operation thereof.
      9.3.5 Private Consents. All necessary approvals and consents to the assignment to Buyer of the Material Station Agreements shall have been obtained and delivered to Buyer.
 9.4 No Adverse Proceedings. No suit, action or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against Buyer, that would make it unlawful for Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms hereof, or which might reasonably result in any material adverse effect on the business, prospects or condition of any of the

Stations or the assets to be conveyed under this Agreement, or which question the validity of any action taken or to be taken pursuant to or in connection with this Agreement, or which would reasonably be expected to result in a claim for damages greater than Twenty Thousand Dollars ($20,000) for which Buyer would be responsible. No insolvency proceedings of any character against Seller or any of its assets or properties shall be pending or to the knowledge of Seller, threatened, and Seller shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceeding.
 9.5  Title Insurance and Survey.
      9.5.1 Buyer at its own expense shall have obtained a title commitment (the "Title Commitment") on the current ALTA form from a title insurance company (the "Title Insurance Company") wherein the Title Insurance Company shall agree to insure in Buyer fee simple title to each parcel of Real Property. The exceptions to title specified in the Title Commitment shall be limited to the preprinted or standard exceptions to title (the "Standard Exceptions"), the lien for taxes not yet due and payable (the "Permitted Tax Lien") and such other exceptions (the "Other Permitted Exceptions") that will neither (1) materially impair Buyer's ability to use the insured Real Property in the operation of the Station in the manner in which it is now used, nor (2) constitute or evidence a mortgage or other lien (other than a Permitted Tax
Lien) against such title, except mortgages or other liens that will be released at Closing at Seller's expense.
      9.5.2 Buyer at its own expense shall have obtained a current "as built" survey (each, a "Survey") of each portion of the Real Property. Each such Survey shall be prepared by a registered surveyor, shall comply with current ALTA Minimum Standard Detail Requirements, shall be accompanied by a certification sufficient for the Title Insurance Company's deletion of the Standard Exceptions relating to survey matters, and shall not disclose any matters which would materially impair Buyer's ability to use any of the surveyed Real Property in the operation of the Station in the manner in which it is now used.
      9.5.3 On the Closing Date, the Title Insurance Company shall have unconditionally agreed in writing to issue pursuant to the Title Commitment a final title policy as of the Closing Date insuring fee simple title in Buyer to the Real Property covered by the Title Commitment, subject only to the Permitted Tax Lien and Other Permitted Exceptions. On or before the Closing Date, Seller shall execute and deliver to the Title Insurance Company an affidavit regarding mechanic's liens sufficient to allow deletion of such liens as a Standard Exception in the final title policy.
      9.5.4       If within sixty (60) days after the date hereof:

           9.5.4.1 A Title Commitment has not been obtained for any portion of the Real Property, Buyer shall be deemed to have waived the conditions precedent in foregoing Subsections 9.5.1 and 9.5.3 with respect to such portion of the Real Property.
           9.5.4.2 A Survey has not been obtained by Buyer for any portion of the Real Property, Buyer shall be deemed to have waived the condition precedent in foregoing Subsection 9.5.2 with respect to such portion of the Real Property, and shall be deemed to have waived the condition precedent in foregoing Subsection (c) to the extent satisfaction of such condition with respect to such portion of the Real Property would require such Survey.
           9.5.4.3 Buyer does not by written notice to Seller specifically identify and object to a defect or exception to title to any of the Real Property, Buyer shall be deemed to have waived its right to object to such defect or exception.
 9.6 Environmental Inspection. Buyer at its expense shall have caused an environmental inspection to be performed by a reputable environmental engineering company of each portion of the Real Property, and any real property leased by Seller and used in the operation of any of the Stations (the "Leased Real Property"), and the inspection report shall not disclose a reasonable basis for a determination that any such portion of the Real Property or the Leased Real Property in its current condition would cause Buyer as the owner or lessee thereof to incur a material liability under any applicable environmental law, rule or regulation. Buyer shall cause the environmental consultant to deliver to Seller a copy of each such inspection report at the same time such report(s) are delivered to Buyer. In the event that within sixty (60) days after the date hereof, Buyer shall have failed to give Seller written notice specifying in detail the manner in which any such report discloses a reasonable basis for a determination that a portion of the Real Property or the Leased
Real Property in its current condition would cause Buyer as the owner or lessee thereof to incur a material liability under applicable environmental laws, rules or regulations, Buyer shall be deemed to have waived the condition precedent set forth in this Section 9.6.
 9.7 Delivery of Closing Documents. Seller shall have delivered on or before the Closing Date each of the documents required to be delivered pursuant to Section 11.2 or as otherwise provided in this Agreement.

                             ARTICLE X
                    CONDITIONS PRECEDENT TO THE
                   OBLIGATION OF SELLER TO CLOSE

 The obligation of Seller to close the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, or each of the following conditions, unless waived by Seller in writing:
 10.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or in any other Document shall be complete and correct in all material respects on the date hereof and at the Closing Date with the same effect as though made at such time, except for changes permitted under this Agreement.
 10.2 Performance of Agreement. Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement to be performed or complied with by it prior to or upon the Closing Date.
 10.3 FCC and Other Consents.
      10.3.1 The FCC Order shall have been issued by the FCC. (This condition may not be waived.)
      10.3.2 Conditions which the FCC Order, the FCC Renewal Orders or any order, ruling or decree of any judicial or administrative body relating thereto or in connection therewith specifies and requires to be satisfied prior to assignment of the Stations to Buyer shall have been satisfied.
      10.3.3 Other Governmental Consents. All other authorizations, consents, approvals and clearances of all federal, state and local governmental agencies required to permit the consummation by Seller of the transactions contemplated by this Agreement shall have been obtained; all statutory and regulatory requirements for such consummation shall have been fulfilled; and no such authorizations, consents, approvals or clearances shall contain any conditions that individually or in the aggregate would have a material adverse effect on the Stations or Buyer's operation thereof.
 10.4 No Adverse Proceedings. No suit, action or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, Seller that would make it unlawful for Seller to consummate the transactions contemplated by this Agreement in accordance with the terms hereof, or which question the validity of any action taken or to be taken pursuant to or in connection with this Agreement. No insolvency proceedings of any character against Buyer shall be pending and Buyer shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceeding.
 10.5 Delivery of Closing Documents. Buyer shall have delivered on or before the Closing Date each of the documents required to be delivered pursuant to Section 11.3 or as otherwise provide in this Agreement.

                            ARTICLE XI
                              CLOSING

 11.1 The Closing shall take place ten (10) business days after satisfaction
(or waiver by the appropriate party) of the conditions precedent hereunder, or on such other date as the parties may mutually agree (the "Closing Date"). The Closing shall occur at a mutually agreeable location.
 11.2 Seller's Performance.  At the Closing hereunder Seller shall deliver or cause to be delivered to Buyer the following in each case in form and substance reasonably satisfactorily to Buyer:
      11.2.1      License Assignments.  Assignments of the FCC Authorizations
in customary form and substance;
      11.2.2 Bill of Sale. A bill of sale and all other appropriate documents and instruments in a form and substance acceptable to counsel for Buyer assigning good and marketable title to the Tangible Personal Property and all other Assets not otherwise conveyed (except the Real Property), free and clear of any Liens;
      11.2.3      Leases/Contracts.    Such assignments and further instruments
of transfer to assign to Buyer all of Seller's rights under the Station Agreements (including any ground lease, tower lease, or studio lease) free and clear of all Liens and any other adverse claims with, where required, the necessary consents to such assignments;
       11.2.4 Additional Documents. Such other information, materials and documentation as counsel for Buyer shall have reasonably requested for the purpose of consummating the transactions described herein and to evidence satisfaction of the conditions to Seller's obligations hereunder, and any other documents expressly required by this Agreement to be delivered by Seller at Closing;
      11.2.5 Real Property. A general warranty deed, in a form recordable in the State of Missouri or Illinois, as applicable, for each parcel of the Real Property, which deed shall convey insurable, fee simple title for that parcel free and clear of all Liens except the Permitted Liens;
      11.2.6 Certificates. (i) A Certificate by Seller, dated as of the Closing Date, certifying that, except as set forth in such Certificate, all of Seller's undertakings and obligations under this Agreement are satisfied as of the Closing Date and all of its warranties and representations remain true and accurate as of the Closing Date; (ii) a certificate from the Secretary of State of the State of Missouri, dated as near as practicable to the Closing Date, showing that Seller is incorporated and in good standing in the State of Missouri; and (iii) a certificate of the secretary of Seller attesting to the incumbency of each officer of Seller who executes this Agreement and any of the other Documents;

      11.2.7      Rescission Agreement.   If the Closing occurs before each of
the FCC Order and the FCC Renewal Orders has become a Final Action, the Rescission Agreement;
      11.2.8 Opinions of Seller's Counsel. (a) The written opinion of Seller's corporate counsel, dated as of the Closing Date, that (1) Seller is a corporation duly formed and in good standing in the State of Missouri; (2) Seller is authorized to sell the Stations and the Assets; (3) all corporate actions necessary to sell the Stations and the Assets pursuant to this Agreement have been duly and properly taken; (4) to the knowledge of counsel, no suit, action or proceeding is pending or threatened that questions or may affect the validity of any action to be taken by Seller pursuant to this Agreement or that seeks to restrain Seller from carrying out the transactions provided for herein; (5) to the knowledge of counsel, there is no outstanding judgment or any suit, action or claim pending, threatened or deemed by counsel to be probable of assertion, or any governmental proceeding or investigation in progress that could reasonably be expected to have a material adverse effect upon the assets to be conveyed hereunder or the Stations after Closing. (b)
The written opinion of Seller's FCC Counsel, dated as of the Closing Date, that: (1) Seller validly holds the FCC Authorizations, each of which is in full force and effect; (2) they are not subject to any conditions other than those shown on the face of the FCC Authorizations; (3) the FCC has granted the FCC Order and the FCC Renewal Orders and such orders each have become a Final
Action (unless the condition on finality has been waived as permitted herein); and (4) there are no proceedings pending or, to such counsel's knowledge, threatened by or before the FCC affecting or relating to any of the Stations or the FCC Authorizations;
      11.2.9 Joint Escrow Instructions. Written instructions to the Escrow Agent directing that the Deposit be delivered to Seller and all interest thereon be delivered to Buyer;
      11.2.10 Records. Deliver to Buyer copies of the records and documents referenced in Section 2.1.4 above. Such documents need not be provided in person but may be located at the studios/offices of the Stations; and
      11.2.11 Wire Instructions. Three (3) days prior to the Closing Date, Seller shall provide to Buyer wire instructions for the payment of the cash payment due on the Closing Date.
 11.3 Deliveries to Seller by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following, in each case in form and substance reasonably satisfactory to Seller:
      11.3.1 Cash. A wire transfer of immediately available funds to Seller in the amount provided for in Section 2.4.2;

      11.3.2 Certificates. (i) A certificate by Buyer dated as of the Closing Date certifying that, except as set forth in such certificate, all of Buyer's undertakings and obligations under this Agreement are satisfied as of the Closing Date, and all of its warranties and representations remain true and accurate as of the Closing Date; (ii) a certificate from the Secretary of State of the State of Indiana, dated as near as practicable to the Closing Date, showing that Buyer is incorporated and in existence in the State of Indiana;
(iii) a certificate from the Secretary of State of the State of Missouri, dated as near as practicable to the Closing Date, showing that Buyer is authorized to do business in the State of Missouri; and (iv) a certificate of the secretary of Buyer attesting to the incumbency of each officer of Buyer who executes this Agreement and any of the other Documents;
      11.3.3 Additional Documentation. Such additional information, materials, and documentation as counsel to Seller shall have reasonably requested to evidence satisfaction of the conditions to Buyer's obligations hereunder, and any other documents expressly required by this Agreement to be delivered by Buyer at Closing;
      11.3.4 Assumption Agreement. Documentation in a form reasonably satisfactory to counsel for Seller that Buyer has assumed the Assumed Obligations;
      11.3.5 Joint Escrow Instructions. Written instructions to the Escrow Agent directing that the Deposit be delivered to Seller and all interest thereon be delivered to Buyer; and
      11.3.6      Rescission Agreement.   If the Closing occurs before each of
the FCC Order and the FCC Renewal Orders has become a Final Action, the Rescission Agreement.

                            ARTICLE XII
            SURVIVAL OF REPRESENTATIONS AND WARRANTIES:
                          INDEMNIFICATION

 12.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements contained in this Agreement or in any other Document shall survive the Closing, regardless of any investigation, inquiry or knowledge on the part of any party hereto, and the Closing shall not be deemed a waiver by either party of the representations, warranties, covenants or agreements of the other party contained herein or in any other Documents; provided, however, that the period of survival shall end eighteen (18) months after the Closing Date the ("Survival Period"). No claim may be brought under this Agreement or any other Document, unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In the event such a notice is so given, the right to indemnification with respect
thereto under this Article shall survive the applicable Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.
 12.2 Indemnification in General.  Buyer and Seller agree that the rights to
be   indemnified and held harmless set forth in this Agreement, as between the parties hereto and their respective permitted successors and assigns, shall be exclusive of all rights to be indemnified and held harmless that such party
(or its permitted successors or assigns) would otherwise have by statute, common law or otherwise.
 12.3 Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer, any officer or director thereof, and their permitted assigns with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, obligations, liabilities, recoveries, deficiencies, and expenses (including interest, penalties and reasonable attorneys' fees) of every kind and description (collectively
"Claim") relating to or arising out of:
      12.3.1 Any breach or non-performance by Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Document; or
      12.3.2 Any debt, liability or obligation of Seller or the Stations that arises or results from or is attributable to the operations or business of the Seller or the Stations prior to the Closing Date, including but not limited to, liabilities and obligations under Station Agreements to the extent such liabilities and obligations relate to any period before the Closing Date, regardless of whether disclosed in any Schedule or Document and regardless of whether constituting a breach by Seller of any representation, warranty, covenant or agreement, and any other liability or obligation of Seller other than the Assumed Obligations; provided, however, that Seller shall not be liable for any Claim arising out of or resulting from Buyer's action or failure to act under the TBA; or
      12.3.3 Noncompliance by Seller with the provisions of the Bulk Sales Act, if applicable, in connection with the transactions contemplated by this Agreement.
 12.4 Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller, any officer or director thereof, and their permitted assigns, with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, obligations, liabilities, recoveries, deficiencies, and expenses (including interest, penalties and reasonable attorneys' fees) of every kind and description relating to or arising out of:

      12.4.1 Any breach or non-performance by Buyer of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Document; or
      12.4.2 The Assumed Obligations and any other liability, obligation or debt of Buyer or the Stations that arises or results from and is attributable to the operations or business of the Stations on or after the Closing Date excluding, however, any liability or obligation of Seller other than the Assumed Obligations.
 12.5 Indemnification Procedure. For purposes of administering the indemnification provisions set forth in Sections 12.3 and 12.4, the following procedure shall apply:
      12.5.1 Whenever a claim for indemnification shall arise under this Article, the party entitled to indemnification (the "Indemnified Party") shall promptly and in no event later than fifteen (15) days after receipt of such a claim, give written notice to the party from whom indemnification is sought (the "Indemnifying Party") setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder, provided that the Indemnified Party's failure to do so shall not preclude it from seeking indemnification hereunder unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim.
      12.5.2 In the event of any claim for indemnification hereunder resulting from or in connection with any claim, action, suit or legal proceedings brought by a third party, the Indemnifying Party shall be entitled, at its sole expense, either:
           12.5.2.1        to participate therein, or
           12.5.2.2 to assume the entire defense thereof with counsel who is selected by it and who is reasonably satisfactory to the Indemnified Party provided that:
                  (a) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding, and
                  (b) no settlement shall be made without the prior written consent of the Indemnified Party which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages to be paid solely by the Indemnifying Party). If, however,
                           (1) the claim, action, suit or proceeding
would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible hereunder, or

                           (2) representation of both parties by the same
counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel
(in the case of Clause (a) of this sentence, at their own expense) who shall cooperate with one another in defending against such action, claim or proceeding.
      12.5.3 If the Indemnifying Party does not choose to defend against a claim, action, suit or legal proceeding by a third party, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it deems appropriate or settle such claim, action, suit or proceeding (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of expenses incurred in connection therewith and prompt indemnification from the Indemnifying Party, including reasonable attorneys' fees, in accordance with this Article.
      12.5.4 The Indemnifying Party will not, without the Indemnified Party's written consent, settle or compromise any claim or consent to any entry of judgment which does not include, as an unconditional term thereof, the giving by the claimant to the Indemnified Party of a release from all liability with respect to such claim. Neither Buyer nor Seller shall be deemed to have notice of any claim by reason of any knowledge acquired on or prior to the Closing Date by an employee of the Stations unless express evidence is available establishing actual notice to either party.

                           ARTICLE XIII
                            TERMINATION

 13.1 Events of Termination. If Closing shall not have previously occurred, this Agreement shall terminate upon written notice from one party to the other if:
           13.1.1       Closing has not occurred on or before January 1, 1998;
or
                        13.1.2 The FCC Order or any of the FCC Renewal Orders has not been issued on or before November 15, 1997; or
           13.1.3 Fifteen (15) days after written notice is given by one party to the other party specifying a material breach hereunder by the other party and such breach remains uncured after expiration of such 15-day period; or
           13.1.4 The TBA is terminated, provided that (i) Seller shall be entitled to terminate this Agreement under this Section 13.1.4 only if the TBA is terminated by reason of Buyer's material breach under the TBA, and (ii) Buyer shall be entitled to terminate this Agreement under this Section 13.1.4 only if the TBA is terminated by reason of Seller's material breach under the TBA or pursuant to Section 4.4 of the TBA.

Notwithstanding the foregoing, no party shall be entitled to terminate this Agreement while such party is in material breach hereunder. In the event this Agreement is terminated for any reason other than by Seller pursuant to
Section 13.1.3, Buyer shall be entitled to receive the return of the Deposit together will all interest and other earnings earned thereon while held by the Escrow Agent. If this Agreement is terminated by Seller pursuant to
Section 13.1.3, Seller shall be entitled to the Deposit plus all accrued interest and other earnings earned thereon while held by the Escrow Agent as provided in Section 15.4. Buyer and Seller shall cooperate in taking such action as necessary to assist the designated party in receiving (i) the return or payment of the Deposit and (ii) the payment of interest and earnings earned while held by the Escrow Agent.

                            ARTICLE XIV
                           RISK OF LOSS

 14.1 The risk of loss or damage to any of the assets to be conveyed hereunder from fire, casualty or other cause (except as the result of the action or inaction of Buyer or its agents or employees arising under the TBA) shall be upon Seller at all times up to 12:01 a.m. on the Closing Date, and it shall be the responsibility of Seller prior to Closing to repair or cause to be repaired and to restore the assets as closely as practicable to their condition, prior to any such loss or damage. Upon the occurrence of any such casualty, loss, damage or destruction material to the operation of the Stations prior to the Closing (except as the result of the action or inaction of Buyer, its agents or employees arising under the TBA), Seller shall immediately give Buyer written notice setting forth in detail the extent of such loss, damage or destruction, the cause thereof if known, and the insurance coverage and Seller shall use its best efforts promptly to commence and thereafter diligently to proceed to repair or replace any such lost, damaged or destroyed property. However, in the event that such repair or replacement is not fully completed prior to the Closing Date, or the loss, damage or destruction causes any of the Stations to cease regular broadcast transmission in the normal and usual manner for more than seven (7) consecutive days or twelve (12) days total, whether or not consecutive, then Seller shall give prompt written notice to Buyer and Buyer may elect either:
      14.1.1 to consummate the transactions contemplated hereby on the Closing Date, in which event Seller shall pay to Buyer the portion of the insurance deductible, if any, not previously met, and shall assign to Buyer the portion of the insurance proceeds, if any, not previously expended by Seller to repair or replace the damaged or destroyed property;
      14.1.2     to terminate this Agreement; or
      14.1.3 to delay the Closing Date until fifteen (15) days after Seller provides written notice to Buyer of completion of the repair or replacement of the damaged or destroyed property, provided that if Seller is unable through its reasonable best efforts to complete such repair or replacement within sixty (60) days after the casualty, Buyer may then terminate this Agreement on written notice.

                            ARTICLE XV
                       DEFAULT AND REMEDIES

 15.1 Material Breaches. Non-material breaches or failures to perform by a party hereunder shall not be grounds for postponing the Closing, or terminating this Agreement.
 15.2 Opportunity to Cure. No party to this Agreement shall be deemed in default hereunder unless such default continues for fifteen (15) days after receipt of written notice from the other party specifying in reasonable detail the nature of such default. The defaulting party shall have the right to cure such default within such 15-day period, provided that if Closing is scheduled prior to the end of this period, cure must be accomplished by the Closing Date.
 15.3 Buyer's Remedies. Seller agrees that the assets to be conveyed hereunder include unique property that cannot be readily obtained on the open market and that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, Buyer shall have the right specifically to enforce Seller's performance under this Agreement, and Seller agrees to waive the defense in any such suit that Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. In the event of Buyer's termination of this Agreement as a result of Seller's breach of this Agreement instead of seeking specific performance, Buyer shall be entitled to the return of the Deposit, plus all accrued interest, and in addition Buyer shall be entitled to recover from Seller Buyer's actual damages arising from such breach. The remedies described in this Section shall be in lieu of any other remedies to which Buyer might otherwise be entitled due to Seller's wrongful failure to consummate the transactions contemplated by this Agreement.
 15.4 Liquidated Damages. In the event of Seller's termination of this Agreement pursuant to Section 13.1.3, then the Deposit, plus all accrued interest, shall be paid to Seller as liquidated damages, it being agreed that the Deposit shall constitute full payment for any and all damages suffered by reason of, and shall constitute Seller's sole remedy at law or in equity for, Buyer's material breach hereunder. The remedies described in this Section shall be in lieu of any other remedies to which Seller might otherwise be entitled due to Buyer's wrongful failure to consummate the transactions contemplated by this Agreement.

                            ARTICLE XVI
                           MISCELLANEOUS

 16.1 Further Actions. From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents to the other party as the other party may reasonably request in order to accomplish the transactions contemplated hereby.
 16.2 Payment of Expenses.
      16.2.1 All state or local sales or use, stamp or transfer, grant and other similar taxes payable in connection with consummation of the transactions contemplated hereby shall be paid by the party primarily liable under applicable law to pay such tax.
      16.2.2 Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement and the consummation of the transactions contemplated herein.
 16.3 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by hand, by courier (including nationally-recognized overnight delivery service) or sent by registered or certified mail, first class mail, postage prepaid, or by facsimile with receipt confirmation and a follow-up copy sent by nationally-recognized overnight delivery service on the same day as such facsimile, addressed as follows:

 If to Seller:          Jerome Zimmer, President
                 Zimco, Inc
                 324 Broadway
                 Cape Girardeau, Missouri 63701
                 Tel: 573-335-8291
                 Fax:  573-335-4809

 Copies to:             Frank R. Jazzo, Esquire
                 Kathleen Victory, Esquire
                 Fletcher Heald & Hildreth, P.L.C.
                 1300 N. 17th Street, Suite 1100
                 Rosslyn, VA 22209
                 Tel: 703-812-0400
                 Fax:  703- 812-0486

 If to Buyer:           Doyle L. Rose, Radio Division President
                 Emmis Radio
                 4444 Lakeside Drive, Suite 320
                 Burbank, CA 91505
                 Tel: 818-569-5705
                 Fax:  818-569-5707

 Copies to:             David L. Wills, Esquire
                 Bose, McKinney & Evans
                 2700 First Indiana Plaza
                 Indianapolis, IN 46204
                 Tel: 317-684-5125
                 Fax:  317-684-5173

or such other address with respect to either party hereto as such party may from time to time specify (as provided above) to the other party hereto. Any such notice, demand or communication shall be deemed to have been given:
      16.3.1 if sent by first class mail, as of the close of the third business day following the date so mailed;
      16.3.2 if personally delivered or sent by overnight courier, on the date delivered; and
      16.3.3 if faxed, on the date faxed, provided written or verbal confirmation of receipt has been obtained by the sending party.
 16.4 Entire Agreement. This Agreement, the Schedules and Exhibits hereto, and the other Documents, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any prior offers, negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.
 16.5 Benefit and Assignment. Neither party may assign its rights or obligations hereunder to another party without the advance written consent of the other party provided, however, that (i) Buyer may assign its right under this Agreement to an affiliate or subsidiary of Buyer, provided such affiliate or subsidiary is controlled by or under common control with Buyer, and so long as Buyer unconditionally guarantees all of such affiliate's or subsidiary's obligations under the Agreement and other Documents, and (ii) any party's rights to indemnification under Article XII hereof will inure to the benefit of and be enforceable by any successor-in-interest by merger or consolidation or by any lender secured by a security interest in such rights to indemnification. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or assigns.
 16.6 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of Missouri, including all matters of construction, validity and performance, without regard to its principles of conflicts of laws.
 16.7 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, modified, discharged or terminated orally but rather only by an instrument in writing signed by both parties. Any written waiver shall be effective only in accordance with its express terms and conditions.

 16.8 Severability. Any provision of this Agreement which is held by any court of competent jurisdiction or as a result of further legislative or administrative action, unenforceable shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without affecting the validity or enforceability of any other provision hereof.
 16.9 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
 16.10 Counterparts. This Agreement may be executed in any number of counterparts, and by either party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
 16.11 References. All references in this Agreement to Schedules and Exhibits are to Schedules and Exhibits contained in this Agreement unless a different document is expressly specified.
 16.12 Attorneys' Fees. If either Seller or Buyer brings suit against the other in connection with this Agreement, the prevailing party shall be entitled to receive from the other party reasonable attorneys' fees and other costs and expenses incurred by such party in connection with such suit regardless of whether such suit is prosecuted to judgment. As used herein, "prevailing party" shall mean, in the case of a claimant, one who is successful in obtaining substantially all of the relief sought, and in the case of a defendant or respondent, one who is successful in denying substantially all of the relief sought by the claimant.
 16.13 Time of Essence. Time is of the essence of this Agreement and the performance of each and every provision hereof.
 16.14 Counsel. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.
 16.15 Confidentiality. Buyer and Seller shall keep confidential all information obtained by it with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated for any reason, each party shall return to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, neither party shall be required to keep confidential or return any information which (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, or (b) is or becomes publicly available or known through no fault of the receiving party or its agents, (c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority or under applicable law (provided the disclosing party is given reasonable prior notice), or (d) is developed by the receiving party independently of the disclosure by the disclosing party.
 16.16 News Releases. In the event either party wishes to issue a news release or other announcement regarding this Agreement (other than public notices required by Section 73.3580 of the FCC's rules), such party shall coordinate with the other party in advance with respect to the information to be disclosed and the timing of such disclosure.

 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

                        ZIMCO, INC.



                        By:    ______________________________
                               Jerome Zimmer
                               President


                        EMMIS BROADCASTING CORPORATION



                        By:    ______________________________
                               Doyle L. Rose
                               Radio Division President

                          SCHEDULE 2.1.3

                        STATION AGREEMENTS

* indicates a Material Station Agreement